ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of July 19, 2006, is made by and between Colony Resorts LVH Coinvestment Voteco, LLC ("Assignor") and WH/LVH Managers Voteco, LLC ("Assignee").

                                   WITNESSETH:

     WHEREAS, Assignor owns a 0.90 Class A Membership Units (the "Membership Interest") in Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (the "Company") which is subject to that certain Amended and Restated Limited Liability Company Agreement dated as of June 18, 2004, as amended (the "Operating Agreement"); and

     WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in and to 0.60 Class A Membership Units (the "Assigned Interest"), and Assignee wishes to accept such assignment.

     NOW, THEREFORE, in consideration of the terms and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Assignment and Assumption.

          a. Assignor hereby assigns to Assignee all right, title and interest of Assignor in and to the Assigned Interest, free and clear of all liens and encumbrances.

          b. Assignee hereby accepts the Assigned Interest and assumes all of Assignor's obligations relating to such Assigned Interest under the Operating Agreement.

          c. Assignee shall succeed to the capital account of Assignor relating to the Assigned Interest.

     2. Consent. By signing below, the parties each hereby consent, in their capacity as a Member of the Company to the assignment described herein and waives the provisions of Section 2(a) of that certain Transfer Restriction Agreement dated as of June 18, 2004 among Thomas J. Barrack, Jr., Nicholas L. Ribis, Assignor, and Colony Resorts LVH Co-Investment Partners, L.P.

     3. Cooperation. Assignor and Assignee agree to take such further action and to execute such further documents and instruments as may be called for in this Agreement or as may be reasonably requested by any party hereto to carry out the intent of this Agreement, including executing a joinder to the Operating Agreement adding Assignee as a party holding the Assigned Interest.

     4. Amendments. This Agreement may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.

     5. Successors and Assigns. This Agreement shall bind and benefit the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                        COLONY RESORTS LVH COINVESTMENT
                                        VOTECO, LLC


                                        By: /s/ Thomas J. Barrack, Jr.
                                            ------------------------------------
                                        Name:   Thomas J. Barrack, Jr.
                                        Title:  Member


                                        WH/LVH MANAGERS VOTECO LLC



                                        By: /s/ Jonathan Langer
                                            ------------------------------------
                                        Name:   Jonathan Langer
                                        Title:  Managing Member




Acknowledged and Agreed for purposes of Section 2 only:


/s/ Thomas J. Barrack, Jr.
-------------------------------
Thomas J. Barrack, Jr.


/s/ Nicholas L. Ribis
-------------------------------
Nicholas L. Ribis



COLONY RESORTS LVH CO-INVESTMENT
PARTNERS, L.P.

By:      COLONY RESORTS LVH CO-INVESTMENT
         GENPAR, LLC
         its general partner

By:      /s/ Thomas J. Barrack, Jr.
         -------------------------------
         Name:   Thomas J. Barrack, Jr.
         Title:  Sole Member